Oportun Reports Second Quarter 2024 Financial Results
Met or exceeded each guidance metric

Total operating expenses declined 20% year-over-year

New collaboration with Western Union to provide lending service

Signed letter of intent to sell credit card portfolio

$245M warehouse facility executed after quarter-end

SAN CARLOS, CA – August 8, 2024 – Oportun Financial Corporation (Nasdaq: OPRT) (“Oportun”, or the "Company") today reported financial results for the second quarter ended June 30, 2024.

"Overall, I'm pleased with our second quarter results and the progress we are making towards our long-term profitability targets. In addition, we performed at the better end or outperformed each of, our guidance metrics as we continued our 2024 business recovery," said Raul Vazquez, CEO of Oportun. "Enhancing our focus on our core products, we signed a non-binding letter of intent to sell our credit card portfolio. While this resulted in a $(36) million mark-to-market impact lowering our quarterly GAAP earnings, we expect the credit card sale to enhance Adjusted EBITDA by approximately $11 million during 2025, following its expected closing by the end of the third quarter of 2024 and subsequent wind-down of operations. We grew second quarter Adjusted EBITDA by 109% year-over-year to $30 million and were profitable on an adjusted basis for the second consecutive quarter. I'm excited that our new lending-as-a-service collaboration with Western Union will enhance Oportun's brand awareness and application funnel while providing us with the potential to reach their millions of customers. Our capital partners have continued to demonstrate confidence in the quality of our loans and business model, as evidenced by our raising a new $245 million warehouse facility since the end of the quarter. Overall, I'm pleased with our second quarter results and year-to-date performance, and I believe we are positioned to improve upon our performance in the second half, most notably with markedly higher adjusted profitability."

Second Quarter 2024 Results

Metric	GAAP		Adjusted[1]
	2Q24	2Q23	2Q24	2Q23[2]
Total revenue	$250	$267
Net income (loss)	$(31)	$(15)	$3.2	$6.2
Diluted EPS	$(0.78)	$(0.41)	$0.08	$0.17
Adjusted EBITDA			$30	$14
Dollars in millions, except per share amounts.
[1] See the section entitled “About Non-GAAP Financial Measures” for an explanation of non-GAAP measures, and the table entitled “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of non-GAAP to GAAP measures.

[2] Beginning 1Q24, we updated our calculations of Adjusted EBITDA and Adjusted Net Income (Loss). Prior periods presented here have been updated to reflect the prior period numbers on a comparable basis. See Appendix for non-GAAP reconciliation to the most comparable GAAP measure.

Business Highlights

◦Aggregate Originations were $435 million, compared to $485 million in the prior-year quarter
◦Portfolio Yield was 33.9%, an increase of 167 basis points compared to the prior-year quarter
◦Owned Principal Balance at End of Period was $2.7 billion, compared to $3.0 billion in the prior-year quarter
◦Annualized Net Charge-Off Rate of 12.3% as compared to 12.5% for the prior-year quarter
◦30+ Day Delinquency Rate of 5.0% as compared to 5.3% for the prior-year quarter

Financial and Operating Results

All figures are as of or for the quarter ended June 30, 2024, unless otherwise noted.

Operational Drivers

Originations – Aggregate Originations for the second quarter were $435 million, a decrease of 10% as compared to $485 million in the prior-year quarter. The decrease was primarily driven by a decrease in average loan size under a conservative credit posture from $4,113 to $3,261.

Portfolio Yield - Portfolio Yield for the second quarter was 33.9%, an increase of 167 basis points as compared to 32.2% in the prior-year quarter, primarily attributable to higher fees on loans.

Financial Results

Revenue – Total revenue for the second quarter was $250 million, a decrease of 6% as compared to $267 million in the prior-year quarter. The decrease was primarily attributable to a $248 million decrease in our Average Daily Principal Balance partially offset by an increase in portfolio yield. Net revenue for the second quarter was $60 million, compared to net revenue of $118.6 million in the prior-year quarter primarily due to a $36 million unfavorable net change in fair value associated with marking the credit card portfolio down to the sale price in a letter of intent, and an increase in interest expense.

Operating Expense and Adjusted Operating Expense1 – For the second quarter, total operating expense was $109 million, a decrease of 20% as compared to $136 million in the prior-year quarter. The decrease is attributable to a combined set of cost reduction initiatives announced in 2023 and 2024, partially offset by a $6 million impairment of the right-of-use asset for our Bay Area headquarters. The Company remains on track to reduce its operating expenses to $97.5 million or below by the fourth quarter of 2024. Adjusted Operating Expense, which excludes stock-based compensation expense and certain non-recurring charges, decreased 23% year-over-year to $94 million.

Net Income (Loss) and Adjusted Net Income (Loss)1 – Net loss was $31 million as compared to a net loss of $15 million in the prior-year quarter. The increased loss was attributable to the aforementioned $36 million unfavorable net change in fair value due to marking the credit card portfolio down to the anticipated sales price and the $6 million impairment of the right-of-use asset for our Bay Area headquarters, partially offset by the execution of a set of cost reduction initiatives announced in 2023 and 2024. Adjusted Net Income was $3.2 million as compared to Adjusted Net Income of $6.2 million in the prior-year quarter. The decrease in Adjusted Net Income was attributable to the unfavorable net change in fair value partially offset by the aforementioned expense reduction initiatives.

Earnings (Loss) Per Share and Adjusted EPS1 – GAAP net loss per share, basic and diluted, were both $0.78 during the second quarter, compared to GAAP net loss per share, basic and diluted of $0.41 in the prior-year quarter. Adjusted Earnings Per Share was $0.08 as compared to $0.17 in the prior-year quarter.

Adjusted EBITDA1 – Adjusted EBITDA was $30 million, up from $14 million in the prior-year quarter, driven by expense reduction initiatives and lower net charge-offs, partially offset by higher interest expense.

Credit and Operating Metrics

Net Charge-Off Rate – The Annualized Net Charge-Off Rate for the quarter was 12.3%, compared to 12.5% for the prior-year quarter. Net Charge-offs for the quarter were down to $84 million, compared to $93 million for the prior-year quarter.

30+ Day Delinquency Rate – The Company's 30+ Day Delinquency Rate was 5.0% at the end of the quarter, compared to 5.3% at the end of the prior-year quarter.

Operating Expense Ratio and Adjusted Operating Expense Ratio1 – Operating Expense Ratio for the quarter was 16.0% as compared to 18.2% in the prior-year quarter, a 224 basis point improvement. Adjusted Operating Expense Ratio was 13.8% as compared to 16.5% in the prior-year quarter, a 269 basis point improvement. The Adjusted Operating Expense Ratio excludes stock-based compensation expense and certain non-recurring charges, such as the Company's workforce optimization expenses. The improvement in Adjusted Operating Expense Ratio is primarily attributable to the Company's focus on reducing operating expenses, partially offset by a decrease in Average Daily Principal Balance under it's conservative credit posture.

Return On Equity ("ROE") and Adjusted ROE1 – ROE for the quarter was (34)%, as compared to (13)% in the prior-year quarter.  The decline was attributable to the increased net loss. Adjusted ROE for the quarter was 4%, as compared to 6% in the prior-year quarter.

1 Beginning 1Q24, we updated our calculations of Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted Operating Expense. To align with these updated calculations we also updated Adjusted EPS and Adjusted Return on Equity. Prior periods presented here have been updated to reflect the prior period numbers on a comparable basis. See Appendix for non-GAAP reconciliation to the most comparable GAAP measure.

Other Products

Secured personal loans – As of June 30, 2024, the Company had a secured personal loan receivables balance of $123 million, virtually flat from $122 million at the end of the second quarter 2023, and up 4.9% from $117 million at the end of the fourth quarter of 2023. Available only in California as of the end of last year, Oportun now also offers secured personal loans in Texas, Florida, Arizona, New Jersey and Illinois. During 2023, secured personal loans losses ran approximately 350 basis points lower compared to unsecured personal loans, with revenue per loan over 50% higher due to larger average loan sizes.

Credit cards receivable – As of June 30, 2024, the Company had a credit cards receivable balance of $94 million, down 20% from $118 million at the end of the second quarter 2023. As previously indicated, the Company has signed a non-binding letter of intent to sell the credit card portfolio and is working to complete the sale in the third quarter of 2024.

Funding and Liquidity

As of June 30, 2024, total cash was $237 million, consisting of cash and cash equivalents of $73 million and restricted cash of $164 million. Cost of Debt and Debt-to-Equity were 7.7% and 7.9x, respectively, for and at the end of the second quarter 2024 as compared to 5.6% and 6.3x, respectively, for and at the end of the prior-year quarter. As of June 30, 2024, the Company had $501 million of undrawn capacity on its existing $600 million personal loan warehouse line. The Company's personal loan warehouse line is committed through September 2024. Following the close of the second quarter, the Company raised a new $245 million warehouse line committed through 2027. As of June 30, 2024, the Company had $22 million of undrawn capacity on its existing $80 million credit card warehouse line. The Company's credit card warehouse line is committed through December 2024, and is anticipated to be repaid in full upon completion of the sale of the credit card portfolio.

Financial Outlook for Third Quarter and Full Year 2024

Oportun is providing the following guidance for 3Q 2024 and full year 2024 as follows:

	3Q 2024	Full Year 2024
Total Revenue	$248 - $252M	$995 - $1,010M
Annualized Net Charge-Off Rate	12.3% +/- 15 bps	12.1% +/- 30 bps
Adjusted EBITDA[1]	$23 - $26M	$84 - $92M

[1] See the section entitled “About Non-GAAP Financial Measures” for an explanation of non-GAAP measures, including revised Adjusted EBITDA, and the table entitled “Reconciliation of Forward Looking Non-GAAP Financial Measures” for a reconciliation of non-GAAP to GAAP measures.

Conference Call

As previously announced, Oportun’s management will host a conference call to discuss second quarter 2024 results at 5:00 p.m. ET (2:00 p.m. PT) today. A live webcast of the call will be accessible from the Investor Relations page of Oportun's website at https://investor.oportun.com. The dial-in number for the conference call is 1-866-604-1698 (toll-free) or 1-201-389-0844 (international). Participants should call in 10 minutes prior to the scheduled start time. Both the call and webcast are open to the general public. For those unable to listen to the live broadcast, a webcast replay of the call will be available at https://investor.oportun.com for one year. An investor presentation that includes supplemental financial information and reconciliations of certain non-GAAP measures to their most directly comparable GAAP measures, will be available on the Investor Relations page of Oportun's website at https://investor.oportun.com prior to the start of the conference call.

About Non-GAAP Financial Measures

This press release presents information about the Company’s Adjusted Net Income (Loss), Adjusted EPS, Adjusted EBITDA, Adjusted Operating Expense, Adjusted Operating Efficiency, Adjusted Operating Expense Ratio, and Adjusted ROE, which are non-GAAP financial measures provided as a supplement to the results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company believes these non-GAAP measures can be useful measures for period-to-period comparisons of its core business and provide useful information to investors and others in understanding and evaluating its operating results. Non-GAAP financial measures are provided in addition to, and not as a substitute for, and are not superior to, financial measures calculated in accordance with GAAP. In addition, the non-GAAP measures the Company uses, as presented, may not be comparable to similar measures used by other companies. Reconciliations of non-GAAP to GAAP measures can be found below.

About Oportun

Oportun (Nasdaq: OPRT) is a mission-driven fintech that puts its members' financial goals within reach. With intelligent borrowing, savings, and budgeting capabilities, Oportun empowers members with the confidence to build a better financial future. Since inception, Oportun has provided more than $18.7 billion in responsible and affordable credit, saved its members more than $2.4 billion in interest and fees, and helped its members save an average of more than $1,800 annually. For more information, visit Oportun.com.

Forward-Looking Statements

This press release contains forward-looking statements. These forward-looking statements are subject to the safe harbor provisions under the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact contained in this press release, including statements as to future performance, results of operations and financial position; statements related to the effectiveness of the Company’s cost reduction measures and the impacts on the Company's business; the anticipated size, timing and effectiveness of operational efficiencies and expense reductions; our planned products and services; achievement of the Company's strategic priorities and goals; the Company's expectations regarding the impact of the anticipated sale of its credit card portfolio, including expected timelines; the Company's expectations regarding its service partnership with Western Union; the Company's expectations regarding macroeconomic conditions; the Company's profitability and future growth opportunities; the effect of and trends in fair value mark-to-market adjustments on the Company's loan portfolio and asset-backed notes; the Company's third quarter and full year 2024 outlook; the Company's expectations regarding its warehouse lines, including the anticipated repayment of its credit card warehouse line; the Company's expectations related to future profitability on an adjusted basis, and the plans and objectives of management for our future operations, are forward-looking statements. These statements can be generally identified by terms such as “expect,” “plan,” “goal,” “target,” “anticipate,” “assume,” “predict,” “project,” “outlook,” “continue,” “due,” “may,” “believe,” “seek,” or “estimate” and similar expressions or the negative versions of these words or comparable words, as well as future or conditional verbs such as “will,” “should,” “would,” “likely” and “could.” These statements involve known and unknown risks, uncertainties, assumptions and other factors that may cause Oportun’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Oportun has based these forward-looking statements on its current expectations and projections about future events, financial trends and risks and uncertainties that it believes may affect its business, financial condition and results of operations. These risks and uncertainties include those risks described in Oportun's filings with the Securities and Exchange Commission, including Oportun's most recent annual report on Form 10-K, and include, but are not limited to, Oportun's ability to retain existing members and attract new members; Oportun's ability to accurately predict demand for, and develop its financial products and services; the effectiveness of Oportun's A.I. model; macroeconomic conditions, including rising inflation and market interest rates; increases in loan non-payments, delinquencies and charge-offs; Oportun's ability to increase market share and enter into new markets; Oportun's ability to realize the benefits from acquisitions and integrate acquired technologies; the risk of security breaches or incidents affecting the Company's information technology systems or those of the Company's third-party vendors or service providers; Oportun’s ability to successfully offer loans in additional states; Oportun’s ability to compete successfully with other companies that are currently in, or may in the future enter, its industry; changes in Oportun's ability to obtain additional financing on acceptable terms or at all; and Oportun's potential need to seek additional strategic alternatives, including restructuring or refinancing its debt, seeking additional debt or equity capital, or reducing or delaying its business activities. These forward-looking statements speak only as of the date on which they are made and, except to the extent required by federal securities laws, Oportun disclaims any obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In light of these risks and uncertainties, there is no assurance that the events or results suggested by the forward-looking statements will in fact occur, and you should not place undue reliance on these forward-looking statements.

Contacts

Investor Contact
Dorian Hare
(650) 590-4323
ir@oportun.com

Media Contact
Michael Azzano
Cosmo PR for Oportun
(415) 596-1978
michael@cosmo-pr.com

Oportun and the Oportun logo are registered trademarks of Oportun, Inc.

Oportun Financial Corporation
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except share and per share data, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenue
Interest income	$231.4	$240.5	$462.0	$478.1
Non-interest income	19.0	26.1	38.9	48.0
Total revenue	250.4	266.6	500.9	526.1
Less:
Interest expense	54.2	41.4	108.7	80.4
Net decrease in fair value	(136.1)	(106.5)	(253.0)	(322.2)
Net revenue	60.0	118.6	139.2	123.4

Operating expenses:
Technology and facilities	40.6	55.1	87.7	112.0
Sales and marketing	16.3	19.2	32.3	38.4
Personnel	21.9	30.8	46.4	68.1
Outsourcing and professional fees	8.4	9.9	18.6	23.7
General, administrative and other	22.0	21.1	33.8	40.3
Total operating expenses	109.2	136.1	218.8	282.4

Income (loss) before taxes	(49.1)	(17.5)	(79.6)	(159.0)
Income tax benefit	(18.1)	(2.6)	(22.2)	(42.0)
Net loss	$(31.0)	$(14.9)	$(57.5)	$(117.0)

Diluted Earnings (Loss) per Common Share	$(0.78)	$(0.41)	$(1.46)	$(3.31)
Diluted Weighted Average Common Shares	39,816,996	36,691,291	39,358,936	35,342,663

Note: Numbers may not foot or cross-foot due to rounding.

Oportun Financial Corporation
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions, unaudited)

	June 30,	December 31,
	2024	2023
Assets
Cash and cash equivalents	$72.9	$91.2
Restricted cash	163.8	114.8
Loans receivable at fair value	2,714.4	2,962.4
Credit cards receivable held for sale	55.7	—
Capitalized software and other intangibles	99.7	114.7
Right of use assets - operating	9.9	21.1
Other assets	134.0	107.7
Total assets	$3,250.4	$3,411.9

Liabilities and stockholders' equity
Liabilities
Secured financing	$156.4	$290.0
Asset-backed notes at fair value	1,583.1	1,780.0
Asset-backed borrowings at amortized cost	836.9	581.5
Acquisition and corporate financing	230.4	258.7
Lease liabilities	21.7	28.4
Other liabilities	67.7	68.9
Total liabilities	2,896.2	3,007.5
Stockholders' equity
Common stock	—	—
Common stock, additional paid-in capital	591.7	584.6
Accumulated deficit	(231.3)	(173.8)
Treasury stock	(6.3)	(6.3)
Total stockholders’ equity	354.1	404.4
Total liabilities and stockholders' equity	$3,250.4	$3,411.9

Note: Numbers may not foot or cross-foot due to rounding.

Oportun Financial Corporation
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Cash flows from operating activities
Net loss	$(31.0)	$(14.9)	$(57.5)	$(117.0)
Adjustments for non-cash items	129.9	114.8	258.2	308.1
Proceeds from sale of loans in excess of originations of loans sold and held for sale	2.0	2.3	3.2	3.4
Changes in balances of operating assets and liabilities	6.8	0.3	(10.2)	(15.2)
Net cash provided by operating activities	107.7	102.5	193.6	179.4

Cash flows from investing activities
Net loan principal repayments (loan originations)	(58.8)	(57.8)	(20.5)	(85.9)
Proceeds from loan sales originated as held for investment	0.8	0.6	2.2	1.7
Capitalization of system development costs	(5.3)	(7.0)	(8.4)	(18.7)
Other, net	(0.2)	(0.2)	(0.4)	(1.0)
Net cash used in investing activities	(63.4)	(64.4)	(27.0)	(104.0)

Cash flows from financing activities
Borrowings	227.6	157.9	487.8	270.2
Repayments	(231.8)	(195.3)	(623.6)	(345.3)
Net stock-based activities	—	(0.4)	(0.2)	(1.7)
Net cash used in financing activities	(4.2)	(37.8)	(136.0)	(76.8)

Net increase (decrease) in cash and cash equivalents and restricted cash	40.1	0.4	30.6	(1.5)
Cash and cash equivalents and restricted cash beginning of period	196.6	201.9	206.0	203.8
Cash and cash equivalents and restricted cash end of period	$236.6	$202.3	$236.6	$202.3

Note: Numbers may not foot or cross-foot due to rounding.

Oportun Financial Corporation
CONSOLIDATED KEY PERFORMANCE METRICS
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
Key Financial and Operating Metrics	2024	2023	2024	2023
Aggregate Originations (Millions)	$434.8	$485.1	$773.0	$893.1
Portfolio Yield (%)	33.9%	32.2%	33.2%	31.8%
30+ Day Delinquency Rate (%)	5.0%	5.3%	5.0%	5.3%

Other Metrics
Managed Principal Balance at End of Period (Millions)	$2,997.8	$3,253.3	$2,997.8	$3,253.3
Owned Principal Balance at End of Period (Millions)	$2,719.0	$2,963.2	$2,719.0	$2,963.2
Average Daily Principal Balance (Millions)	$2,745.7	$2,993.6	$2,798.7	$3,031.6

Note: Numbers may not foot or cross-foot due to rounding.

Oportun Financial Corporation
ABOUT NON-GAAP FINANCIAL MEASURES
(unaudited)

This press release dated August 8, 2024 contains non-GAAP financial measures. The following tables reconcile the non-GAAP financial measures in this press release to the most directly comparable financial measures prepared in accordance with GAAP.

The Company believes that the provision of these non-GAAP financial measures can provide useful measures for period-to-period comparisons of Oportun's core business and useful information to investors and others in understanding and evaluating its operating results. However, non-GAAP financial measures are not calculated in accordance with GAAP and should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names, and may differ from non-GAAP financial measures with the same or similar names that are used by other companies.

As previously announced on March 12, 2024, beginning with the quarter ended March 31, 2024 the Company has updated it's calculation of Adjusted EBITDA and Adjusted Net Income for all periods. To align with these updated calculations we also updated Adjusted Operating Efficiency, Adjusted EPS and Adjusted Return on Equity. Comparable prior period Non-GAAP financial measures are included in addition to the previously reported metrics.

Adjusted EBITDA

The Company defines Adjusted EBITDA as net income, adjusted to eliminate the effect of certain items as described below. The Company believes that Adjusted EBITDA is an important measure because it allows management, investors and its board of directors to evaluate and compare operating results, including return on capital and operating efficiencies, from period to period by making the adjustments described below. In addition, it provides a useful measure for period-to-period comparisons of Oportun's business, as it removes the effect of income taxes, certain non-cash items, variable charges and timing differences.

•The Company believes it is useful to exclude the impact of income tax expense, as reported, because historically it has included irregular income tax items that do not reflect ongoing business operations.
•The Company believes it is useful to exclude depreciation and amortization and stock-based compensation expense because they are non-cash charges.
•The Company believes it is useful to exclude the impact of interest expense associated with the Company's corporate financing facilities, including the senior secured term loan and the residual financing facility, as it views this expense as related to its capital structure rather than its funding.
•The Company excludes the impact of certain non-recurring charges, such as expenses associated with our workforce optimization, and other non-recurring charges because it does not believe that these items reflect ongoing business operations. Other non-recurring charges include litigation reserve, impairment charges, debt amendment and warrant amortization costs related to our corporate financing facilities.
•The Company also excludes fair value mark-to-market adjustments on its loans receivable portfolio and asset-backed notes carried at fair value because these adjustments do not impact cash.

Adjusted Net Income

The Company defines Adjusted Net Income as net income adjusted to eliminate the effect of certain items as described below. The Company believes that Adjusted Net Income is an important measure of operating performance because it allows management, investors, and the Company's board of directors to evaluate and compare its operating results, including return on capital and operating efficiencies, from period to period, excluding the after-tax impact of non-cash, stock-based compensation expense and certain non-recurring charges.

•The Company believes it is useful to exclude the impact of income tax expense (benefit), as reported, because historically it has included irregular income tax items that do not reflect ongoing business operations. The Company also includes the impact of normalized income tax expense by applying a normalized statutory tax rate.
•The Company believes it is useful to exclude the impact of certain non-recurring charges, such as expenses associated with our workforce optimization, and other non-recurring charges because it does not believe that these items reflect its ongoing business operations. Other non-recurring charges include litigation reserve, impairment charges, debt amendment and warrant amortization costs related to our corporate financing facilities.

•The Company believes it is useful to exclude stock-based compensation expense because it is a non-cash charge.
•The Company also excludes the fair value mark-to-market adjustment on its asset-backed notes carried at fair value to align with the 2023 accounting policy decision to account for new debt financings at amortized cost.

Adjusted Operating Expense, Adjusted Operating Efficiency and Adjusted Operating Expense Ratio
The Company defines Adjusted Operating Expense as total operating expenses adjusted to exclude stock-based compensation expense and certain non-recurring charges, such as expenses associated with our workforce optimization, and other non-recurring charges. Other non-recurring charges include litigation reserve, impairment charges, and debt amendment costs related to our Corporate Financing facility. The Company defines Adjusted Operating Efficiency as Adjusted Operating Expense divided by total revenue. The Company defines Adjusted Operating Expense Ratio as Adjusted Operating Expense divided by Average Daily Principal Balance. The Company believes Adjusted Operating Expense is an important measure because it allows management, investors and Oportun's board of directors to evaluate and compare its operating costs from period to period, excluding the impact of non-cash, stock-based compensation expense and certain non-recurring charges. The Company believes Adjusted Operating Efficiency and Adjusted Operating Expense Ratio are important measures because they allow management, investors and Oportun's board of directors to evaluate how efficiently the Company is managing costs relative to revenue and Average Daily Principal Balance.

Adjusted Return on Equity
The Company defines Adjusted Return on Equity (“ROE”) as annualized Adjusted Net Income divided by average stockholders’ equity. Average stockholders’ equity is an average of the beginning and ending stockholders’ equity balance for each period. The Company believes Adjusted ROE is an important measure because it allows management, investors and its board of directors to evaluate the profitability of the business in relation to its stockholders' equity and how efficiently it generates income from stockholders' equity.

Adjusted EPS
The Company defines Adjusted EPS as Adjusted Net Income divided by weighted average diluted shares outstanding.

Oportun Financial Corporation
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in millions, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
Adjusted EBITDA	2024	2023	2024	2023
Net income (Loss)	$(31.0)	$(14.9)	$(57.5)	$(117.0)
Adjustments:
Income tax benefit	(18.1)	(2.6)	(22.2)	(42.0)
Interest on corporate financing	13.2	12.6	27.1	22.4
Depreciation and amortization	13.0	13.8	26.2	27.1
Stock-based compensation expense	3.0	4.4	7.0	8.9
Workforce optimization expenses	2.2	8.4	3.0	15.2
Other non-recurring charges (1)	10.3	0.6	13.8	3.1
Fair value mark-to-market adjustment	37.7	(7.8)	34.7	76.7
Adjusted EBITDA(2)	$30.2	$14.5	$32.2	$(5.6)

	Three Months Ended June 30,		Six Months Ended June 30,
Adjusted Net Income	2024	2023	2024	2023
Net income (Loss)	$(31.0)	$(14.9)	$(57.5)	$(117.0)
Adjustments:
Income tax benefit	(18.1)	(2.6)	(22.2)	(42.0)
Stock-based compensation expense	3.0	4.4	7.0	8.9
Workforce optimization expenses	2.2	8.4	3.0	15.2
Other non-recurring charges (1)	10.3	0.6	13.8	3.1
Net decrease in fair value of credit cards receivable	36.2	—	36.2	—
Mark-to-market adjustment on ABS notes	1.9	12.6	29.0	61.5
Adjusted income before taxes	4.4	8.5	9.4	(70.3)
Normalized income tax expense	1.2	2.3	2.5	(19.0)
Adjusted Net Income (Loss) (3)	$3.2	$6.2	$6.9	$(51.3)

Stockholders' equity	$354.1	$458.4	$354.1	$458.4
Adjusted ROE (%) (4)	3.5%	5.5%	3.6%	(20.6)%

Note: Numbers may not foot or cross-foot due to rounding.
(1) Certain prior-period financial information has been reclassified to conform to current period presentation.
(2) Our calculation of Adjusted EBITDA was updated in Q1 2024 to more closely align with management’s internal view of the performance of the business. The Q2 2023 and YTD 2023 values for Adjusted EBITDA shown in the table above have been revised and presented on a comparable basis, prior to these revisions the values would have been $4.3 million and $(20.1) million, respectively.
(3) Our calculation of Adjusted Net Income (Loss) was updated in Q1 2024 to more closely align with management’s internal view of the performance of the business. The Q2 2023 and YTD 2023 values for Adjusted Net Income (Loss) shown in the table above have been revised and presented on a comparable basis, prior to these revisions the values would have been $2.3 million and $(85.9) million, respectively.
(4) Calculated as Adjusted Net Income (Loss) divided by average stockholders’ equity. ROE has been annualized. Due to the Adjusted Net Income (Loss) revisions in Q1 2024, the Q2 2023 and YTD 2023 Adjusted ROE values would have been 2.0% and (34.4)%, respectively.

Oportun Financial Corporation
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in millions, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
Adjusted Operating Efficiency	2024	2023	2024	2023
Operating Efficiency	43.6%	51.1%	43.7%	53.7%
Total Revenue	$250.4	$266.6	$500.9	$526.1

Total Operating Expense	$109.2	$136.1	$218.8	$282.4
Adjustments:
Stock-based compensation expense	(3.0)	(4.4)	(7.0)	(8.9)
Workforce optimization expenses	(2.2)	(8.4)	(3.0)	(15.2)
Other non-recurring charges (1)	(9.9)	(0.3)	(13.0)	(2.6)
Total Adjusted Operating Expense	$94.1	$123.0	$195.8	$255.7

Adjusted Operating Efficiency(2)	37.6%	46.1%	39.1%	48.6%

Average Daily Principal Balance	$2,745.7	$2,993.6	$2,798.7	$3,031.6

OpEx Ratio	16.0%	18.2%	15.7%	18.8%
Adjusted OpEx Ratio	13.8%	16.5%	14.1%	17.0%

Note: Numbers may not foot or cross-foot due to rounding.
(1) Certain prior-period financial information has been reclassified to conform to current period presentation.
(2) Our calculation of Adjusted Net Income (Loss) was updated in Q1 2024 to more closely align with management’s internal view of the performance of the business. We have removed the adjustment related to acquisition and integration related expenses from our calculation of Adjusted Operating Efficiency to maintain consistency with the revised Adjusted EBITDA and Adjusted Net Income (Loss) calculations. The Q2 2023 and YTD 2023 values for Adjusted Operating Efficiency shown in the table above have been revised and presented on a comparable basis, prior to these revisions the values would have been 43.4% and 45.9%, respectively.

Oportun Financial Corporation
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in millions, except share and per share data, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
GAAP Earnings (loss) per Share	2024	2023	2024	2023
Net income (loss)	$(31.0)	$(14.9)	$(57.5)	$(117.0)
Net income (loss) attributable to common stockholders	$(31.0)	$(14.9)	$(57.5)	$(117.0)

Basic weighted-average common shares outstanding	39,816,996	36,691,291	39,358,936	35,342,663
Weighted average effect of dilutive securities:
Stock options	—	—	—	—
Restricted stock units	—	—	—	—
Diluted weighted-average common shares outstanding	39,816,996	36,691,291	39,358,936	35,342,663

Earnings (loss) per share:
Basic	$(0.78)	$(0.41)	$(1.46)	$(3.31)
Diluted	$(0.78)	$(0.41)	$(1.46)	$(3.31)

	Three Months Ended June 30,		Six Months Ended June 30,
Adjusted Earnings (loss) Per Share	2024	2023	2024	2023
Diluted earnings (loss) per share	$(0.78)	$(0.41)	$(1.46)	$(3.31)

Adjusted Net Income	$3.2	$6.2	$6.9	$(51.3)

Basic weighted-average common shares outstanding	39,816,996	36,691,291	39,358,936	35,342,663
Weighted average effect of dilutive securities:
Stock options	—	9,543	—	—
Restricted stock units	469,445	291,942	458,515	—
Diluted adjusted weighted-average common shares outstanding	40,286,441	36,992,776	39,817,451	35,342,663

Adjusted Earnings (loss) Per Share(1)	$0.08	$0.17	$0.17	$(1.45)

Note: Numbers may not foot or cross-foot due to rounding.
(1) Our calculation of Adjusted Net Income (Loss) was updated in Q1 2024 to more closely align with management’s internal view of the performance of the business. The Q2 2023 and YTD 2023 values for Adjusted EPS shown in the table above have been revised and presented on a comparable basis, prior to these revisions the values would have been $0.06 and $(2.43), respectively.

Oportun Financial Corporation
RECONCILIATION OF FORWARD LOOKING NON-GAAP FINANCIAL MEASURES
(in millions, unaudited)

	3Q 2024				FY 2024
	Low		High		Low		High
Adjusted EBITDA
Net (loss)*	$(5.4)	*	$(3.7)	*	$(39.9)	*	$(33.6)	*
Adjustments:
Income tax expense (benefit)	(1.4)		(1.0)		(10.8)		(9.1)
Interest on corporate financing	12.3		12.3		51.1		51.1
Depreciation and amortization	12.7		12.7		51.0		51.0
Stock-based compensation expense	3.7		3.7		14.2		14.2
Workforce optimization expenses	—		—		3.0		3.0
Other non-recurring charges	1.1		2.0		15.4		15.4
Fair value mark-to-market adjustment*	*		*		*		*
Adjusted EBITDA	$23.0		$26.0		$84.0		$92.0

* Due to the uncertainty in macroeconomic conditions, we are unable to precisely forecast the fair value mark-to-market adjustments on our loan portfolio and asset-backed notes. As a result, while we fully expect there to be a fair value mark-to-market adjustment which could have an impact on GAAP net income (loss), the net income (loss) number shown above assumes no change in the fair value mark-to-market adjustment.

Note: Numbers may not foot or cross-foot due to rounding.